Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 25, 2022

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2022

Andover, MA, October 25, 2022 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter ended September 30, 2022. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the third quarter ended September 30, 2022 totaled $103.1 million, a 21.4% increase from $84.9 million for the corresponding period a year ago, and a 0.9% sequential increase from $102.2 million in the second quarter of 2022.

Gross margin increased to $47.0 million for the third quarter of 2022, compared to $42.8 million for the corresponding period a year ago, and increased sequentially from $46.8 million for the second quarter of 2022. Gross margin, as a percentage of revenue, decreased to 45.5% for the third quarter of 2022, compared to 50.4% for the corresponding period a year ago, and decreased from 45.8% for the second quarter of 2022.

Net income for the third quarter was $8.1 million, or $0.18 per diluted share, compared to net income of $13.3 million or $0.29 per diluted share, for the corresponding period a year ago and net income of $10.6 million, or $0.24 per diluted share, for the second quarter of 2022.

Cash flow from operations totaled $6.6 million for the third quarter, compared to cash flow from operations of $10.1 million for the corresponding period a year ago, and cash flow from operations of $10.8 million in the second quarter of 2022. Capital expenditures for the third quarter totaled $14.4 million, compared to $15.2 million for the corresponding period a year ago and $14.2 million for the second quarter of 2022. The sum of cash, cash equivalents, and short-term investments as of September 30, 2022 decreased 2.7% sequentially to approximately $202.0 million compared to approximately $207.6 million as of June 30, 2022.

Commenting on third quarter performance, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, “A deteriorating macroeconomic environment caused a shortfall in demand for electronic products. Q3 profitability was significantly impacted by legal expenses ahead of a recent intellectual property litigation trial.”

“Reflecting a reduction in demand caused by recent market conditions, the Q3 book-to-bill ratio came in below 1. We look forward to reducing production lead times and getting caught up with our backlog.”

“Capital investment in our first ChiP foundry continued in Q3 to enable our Andover fab to support Advanced Product revenues with up to approximately one billion dollars per year total capacity. Major advances in power density by our next generation ChiPs and recent design wins in our primary markets bode well for the future utilization of this capacity.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, October 25, 2022 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to pre-register with BT Conferencing, the service provider hosting the conference call, so that he or she, on the day of the call, may avoid waiting for the BT Conferencing operator to register callers individually. Those pre-registering on BT Conferencing’s website will receive a special dial-in number and PIN for call access. Pre-registration may be completed at any time prior to 5:00 p.m. on October 25, 2022. Telephone participants who are unable to pre-register should dial 877-299-4502 at approximately 4:45 p.m. and use the Passcode 27044173. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 9, 2022. The replay dial-in number is 888-286-8010 and the Passcode is 10145508. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2021, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James F. Schmidt, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	(Unaudited)		(Unaudited)
	SEPT 30,	SEPT 30,	SEPT 30,	SEPT 30,
	2022	2021	2022	2021
Net revenues	$103,118	$84,911	$293,586	$269,083
Cost of revenues	56,148	42,098	162,166	131,699

Gross margin	46,970	42,813	131,420	137,384
Operating expenses:
Selling, general and administrative	22,719	17,322	61,322	50,865
Research and development	14,747	13,519	44,516	39,818

Total operating expenses	37,466	30,841	105,838	90,683

Income from operations	9,504	11,972	25,582	46,701
Other income (expense), net	(568)	394	(322)	999

Income before income taxes	8,936	12,366	25,260	47,700
Less: Provision (benefit) for income taxes	842	(886)	1,596	(30)

Consolidated net income	8,094	13,252	23,664	47,730
Less: Net income (loss) attributable to noncontrolling interest	3	(7)	(19)	(15)

Net income attributable to Vicor Corporation	$8,091	$13,259	$23,683	$47,745

Net income per share attributable to Vicor Corporation:
Basic	$0.18	$0.30	$0.54	$1.10
Diluted	$0.18	$0.29	$0.53	$1.06
Shares outstanding:
Basic	44,031	43,710	43,986	43,573
Diluted	44,898	45,034	44,906	44,905

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30,	DEC 31,
	2022	2021
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$182,098	$182,418
Short-term investments	19,949	45,215
Accounts receivable, net	56,287	55,097
Inventories, net	94,336	67,322
Other current assets	5,283	6,708

Total current assets	357,953	356,760
Long-term deferred tax assets	260	208
Long-term investment, net	2,552	2,639
Property, plant and equipment, net	163,198	115,975
Other assets	2,939	1,623

Total assets	$526,902	$477,205

Liabilities and Equity
Current liabilities:
Accounts payable	$24,005	$21,189
Accrued compensation and benefits	13,070	12,753
Accrued expenses	5,754	4,158
Sales allowances	1,427	1,464
Short-term lease liabilities	1,449	1,551
Income taxes payable	7	66
Short-term deferred revenue and customer prepayments	12,148	7,912

Total current liabilities	57,860	49,093
Long-term deferred revenue	1,833	413
Long-term income taxes payable	529	569
Long-term lease liabilities	7,520	3,225

Total liabilities	67,742	53,300
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	357,813	346,221
Retained earnings	241,316	217,633
Accumulated other comprehensive loss	(1,279)	(1,328)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	458,923	423,599
Noncontrolling interest	237	306

Total equity	459,160	423,905

Total liabilities and equity	$526,902	$477,205